SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              DAVID'S BRIDAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     [LOGO]

                              DAVID'S BRIDAL, INC.
                              44 W. LANCASTER AVE.
                                ARDMORE, PA 19003

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD JUNE 7, 2000

To Our Shareholders:

     Notice is hereby given that the Annual Meeting of Shareholders of David's Bridal, Inc. ("David's Bridal") will be held on June 7, 2000 at 10:00 a.m., local time, at the Adams Mark Hotel, 4000 City Line Avenue, Philadelphia, Pennsylvania, for the following purposes:

          (1) To elect three directors to our Board of Directors to serve for a three-year term ending at the 2003 annual meeting of shareholders and until the election and qualification of their successors and to elect one director to our Board of Directors for a one-year term ending at the 2001 annual meeting of shareholders and until the election and qualification of his successor;

          (2) To approve an amendment to the Stock Option and Restricted Stock Plan of David's Bridal to increase the number of shares reserved for issuance under such Plan;

          (3) To approve the appointment of Arthur Andersen LLP as the independent accountants of David's Bridal; and

          (4) To transact such other business as may properly come before the meeting.

     Only shareholders of record at the close of business on March 31, 2000 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. The transfer books will not be closed.

                                          By Order of the Board of Directors,

                                          /s/ Gary E. Erlbaum
                                              ---------------
                                              Secretary

May 5, 2000

  YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                     [LOGO]

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 7, 2000

     This Proxy Statement is being furnished to the shareholders of David's Bridal, Inc. ("David's Bridal") in connection with the Annual Meeting of Shareholders of David's Bridal to be held on June 7, 2000 and any postponements or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed Proxy Card are being mailed to shareholders on or about May 5, 2000.

     Execution and return of the enclosed Proxy Card are being solicited by and on behalf of the Board of Directors of David's Bridal for the purposes set forth in the foregoing notice of meeting. The costs incidental to the solicitation and obtaining of proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals, will be borne by David's Bridal. Proxies may be solicited, without extra compensation, by officers and employees of David's Bridal by mail, telephone, telefax, personal interviews and other methods of communication.

     The Annual Report to Shareholders for the fiscal year ended January 1, 2000, including consolidated financial statements and other information with respect to David's Bridal and our subsidiaries, is being mailed to shareholders with this Proxy Statement. Such Annual Report is not part of this Proxy Statement.

                             VOTING AT THE MEETING

RECORD DATE; VOTE REQUIRED; PROXIES

     Only shareholders of record at the close of business on March 31, 2000 are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. As of that date, David's Bridal had outstanding 19,417,721 shares of Common Stock. The holders of a majority of such shares, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. A quorum is necessary before business may be transacted at the Annual Meeting except that, even if a quorum is not present, the shareholders present in person or by proxy shall have the power to adjourn the meeting from time to time until a quorum is present. Each shareholder entitled to vote shall have the right to one vote for each share of Common Stock outstanding in such shareholder's name.

     The shares of Common Stock represented by each properly executed Proxy Card will be voted at the Annual Meeting in the manner directed therein by the shareholder signing such Proxy Card. The Proxy Card provides space for a shareholder to vote for the nominees, or to withhold authority to vote for the nominees, for our Board of Directors. The nominees for election as a director are to be elected by a plurality of the votes cast at the Annual Meeting. With respect to the approval of the Amendment to the Stock Option and Restricted Stock Plan ("Plan"), the ratification of Arthur Andersen LLP and any other matter that may properly be brought before the Annual Meeting, the affirmative vote of a majority of the votes cast by shareholders entitled to vote thereon is required to take action, unless a greater percentage is required either by law or by the Amended and Restated Certificate of Incorporation or Bylaws of David's Bridal. For determining the number of votes cast with respect to any voting matter, only those cast "for" or "against" are included. Abstentions will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast. Accordingly, abstentions will have no effect on the vote. Similarly, where brokers submit proxies but are prohibited and thus refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided voting instructions with respect to such matters (commonly referred to as "broker non-votes"), those shares will be considered present and entitled to vote at the Annual Meeting but will not be counted as votes cast as to such matters and thus will have no effect on the vote.

     If a signed Proxy Card is returned and the shareholder has given no direction with respect to a voting matter, the shares will be voted with respect to that matter by the proxy agents as recommended by the Board of Directors. Execution and return of the enclosed Proxy Card will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving notice of revocation to the Secretary of David's Bridal at any time before the proxy is voted.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 31, 2000 (or as of such other date as may be noted below) with respect to shares of Common Stock of David's Bridal beneficially owned by each person believed by David's Bridal to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, by each director of David's Bridal, by each executive officer of David's Bridal named in the Summary Compensation Table under "Executive Compensation" and by all current directors and executive officers of David's Bridal as a group. Except as indicated below, David's Bridal understands that the shareholders listed in such table have sole voting and investment power with respect to the shares owned by them. The number of shares in the table below includes shares issuable upon the exercise of outstanding stock options to the extent that such options are exercisable by the shareholder, incumbent director, nominee for director or executive officer on or within 60 days after March 31, 2000. In the case of each incumbent director, nominee for director and executive officer, the information below has been provided by such person at the request of David's Bridal.

                                                                        SHARES OF
                                                                       COMMON STOCK      PERCENT OF
                                                                       BENEFICIALLY     COMMON STOCK
EXECUTIVE OFFICERS AND DIRECTORS                                          OWNED         OUTSTANDING
--------------------------------                                       ------------     ------------
Steven H. Erlbaum(a)..................................................   1,687,055           8.6%
Gary E. Erlbaum(b)....................................................   1,252,336           6.4%
Philip Youtie(c)......................................................   1,185,775           6.1%
Steven J. Sidewater(d)................................................     619,092           3.2%
Robert D. Huth(e).....................................................     482,378           2.4%
Robert B. Calhoun, Jr.(f).............................................          --            --
Charles C. Conaway....................................................          --            --
Michael W. Rayden.....................................................          --            --
Robert Frost..........................................................          --            --
Eugene P. Lynch.......................................................          --            --
Edward S. Wozniak.....................................................          --            --
Susan M. Zeitz........................................................       1,000             *
All executive officers and directors as a group (12 persons)(g).......   5,227,636          26.1%
FIVE PERCENT HOLDERS
The Clipper Group(h)..................................................   4,472,971          23.0%
Scudder Kemper Investments, Inc.(i)...................................   1,211,990           6.2%
Wellington Management Company, LLP(j).................................   1,090,600           5.6%

------------------

  *  Less than 1%

(a) Mr. Steven H. Erlbaum's address is 44 West Lancaster Avenue, Suite 250, Ardmore, Pennsylvania 19003. Includes 131,056 shares of Common Stock obtainable under options exercisable within sixty days.

(b) Includes 112,331 shares held by the Erlbaum Family LP and excludes 82,149 shares held by Mr. Gary Erlbaum's three children. Mr. Gary Erlbaum is the President of the general partner of the Erlbaum Family LP. Mr. Gary Erlbaum disclaims beneficial ownership of the shares held by his children. Includes 121,161 shares of Common Stock held by Michael Erlbaum and Gary Erlbaum as Trustees under the Agreement of Trust of S. H. Erlbaum. Includes 253,349 shares of Common Stock held by Gary Erlbaum as Trustee for Adam Erlbaum Trust. Mr. Gary Erlbaum's address is 44 West Lancaster Avenue, Suite 250, Ardmore, Pennsylvania 19003.

(c) Mr. Youtie's address is 44 West Lancaster Avenue, Suite 250, Ardmore, Pennsylvania 19003. Includes 11,041 shares of Common Stock held by Philip Youtie as custodian for Haleigh Youtie, 1,572 shares of Common Stock held by Philip Youtie as custodian for Maxwell Evan Youtie. Excludes 89,093 shares of Common Stock held by Eileen Ray Winkler Youtie as custodian for Haleigh Youtie 102,322 shares of Common Stock held by Eileen Ray Winkler Youtie as custodian for Maxwell Evan Youtie. Mr. Youtie disclaims beneficial ownership of the shares held by Eileen Ray Winkler Youtie as custodian for each Haleigh Youtie and Maxwell Youtie.

(d) Includes (i) 119,606 shares of Common Stock held by Steven J. Sidewater, Wendy Sidewater and Peter Sidewater as Trustees of the Grantor Retained Annuity Trust of Steven J. Sidewater and (ii) 119,606 shares of Common Stock held by SPWJ Associates, L.P. Mr. Sidewater is the general partner of SPWJ Associates, L.P. Includes 21,946 shares of Common Stock held by the 1998 Irrevocable Deed of Trust of Steven J. Sidewater for Wendy Sidewater, 21,946 shares of Common Stock held by the 1998 Irrevocable Deed of Trust of Steven J. Sidewater for Peter Sidewater and 308,303 shares of Common Stock held by the Nancy Sidewater Trust. Includes 1,000 shares of Common Stock owned by Janet Sidewater, 1,000 shares of Common Stock owned by Maurice Sidewater and 1,000 shares of Common Stock owned by Catherine Sidewater.

(e) Includes 475,009 shares of Common Stock obtainable under options exercisable within sixty days.

(f) Excludes 4,472,971 shares of Common Stock held by The Clipper Group. Mr. Calhoun is the sole shareholder and a director of the ultimate general partner of The Clipper Group and is deemed to beneficially own all shares of Common Stock beneficially owned by the Clipper Group.

(g) Includes 606,065 shares of Common Stock obtainable under options exercisable within sixty days.

(h) Includes shares beneficially owned by Clipper/Merchant Partners, L.P., Clipper Equity Partners I, L.P., Clipper/Merban, L.P., Clipper Capital Associates, L.P. and Clipper/European Re, L.P. The address for each of these entities is 650 Madison Avenue, New York, New York 10022. Clipper Capital Associates, L.P. is the general partner of all of The Clipper Group partnerships. The general partner of Clipper Capital Associates, L.P. is Clipper Capital Associates, Inc. Robert B. Calhoun is the sole shareholder and a director of Clipper Capital Associates, Inc. As a result, each of Mr. Calhoun, Clipper Capital Associates, L.P. and Clipper Capital Associates, Inc. is deemed to beneficially own all shares of Common Stock beneficially owned by The Clipper Group.

(i) These shares are held by Scudder Kemper Investments, Inc., an investment advisor registered under the Investment Adviser Act of 1940. Scudder has sole investment power as to 1,211,990 shares, sole voting power as to 848,100 shares and shared voting power as to 13,800 shares. The foregoing information was derived from a Schedule 13G filed by Scudder on January 28, 2000. The address of Scudder is 345 Park Avenue, New York, New York 10154.

(j) These shares are held by Wellington Management Company, LLP, an investment advisor registered under the Investment Adviser Act of 1940. Wellington has shared investment power as to 1,090,600 shares and shared voting power as to 713,900 shares. The foregoing information was derived from a Schedule 13G filed by Wellington on February 9, 2000. The address of Wellington is 75 State Street, Boston, Massachusetts, 02109.

                          MATTERS CONCERNING DIRECTORS

ELECTION OF DIRECTORS

     Our Board of Directors currently consists of eight directors and is classified with respect to terms of office into three classes. Our Class I directors elected at the Annual Meeting will serve until the 2003 annual meeting of shareholders and until such directors' successors have been elected and qualified, except in the event of such directors' earlier death, resignation or removal. The terms of office of our Class III and Class II directors will expire at the annual meetings to be held in 2001 and 2002, respectively, upon the election and qualification of their successors.

     Our Board of Directors has nominated Mr. Steven J. Sidewater, Mr. Eugene P. Lynch and Mr. Michael W. Rayden for election as the Class I directors. Each currently are directors of David's Bridal. Mr. Rayden was elected by our Board as a director on September 1, 1999 to fill a vacancy created when we increased the size of the Board from seven to eight members. Our Board of Directors has also nominated Mr. Charles C. Conaway for election as a Class II director. Mr. Conaway was elected by our Board as a director November 10, 1999 to fill a vacancy on our Board.

     The persons named as proxy agents in the enclosed Proxy Card intend (unless instructed otherwise by a shareholder) to vote for the election of Messrs. Sidewater, Lynch and Rayden for election as the Class I directors and Mr. Conaway as a Class II director. In the event that one or more of the nominees should become unable to accept nomination or election (a circumstance which our Board of Directors does not expect), the proxy agents intend to vote for any alternate nominee designated by our Board of Directors, or, in the discretion of our Board, the position may be left vacant.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE CLASS I NOMINEES AND THE CLASS II NOMINEE.

     Set forth below is certain information with respect to each nominee for director and each other person currently serving as a director of David's Bridal whose term of office will continue after the Annual Meeting, including the class and term of office of each such person. This information has been provided by each director at the request of David's Bridal.

  Class III--Directors with Terms Continuing until 2002

     STEVEN H. ERLBAUM has been the Chairman of our Board since 1990 and is a co-founder of David's Bridal. Prior to the completion of our initial public offering in May 1999, Mr. Erlbaum also served as our Chief Executive Officer. Mr. Erlbaum is also a private investor in real estate and other private business ventures and was a founder of Mr. Goodbuys, a chain of home improvement retail stores.

     ROBERT D. HUTH has been our President, Chief Operating Officer and one of our directors since July 1995, and became our Chief Executive Officer in May 1999. Mr. Huth has been primarily responsible for running our day-to-day operations since joining us in 1995. Prior to joining us, from 1987 to 1995, Mr. Huth was Executive Vice President and Chief Financial Officer of Melville Corporation, a specialty retailer operating diversified businesses. Mr. Huth also served on the Melville Board of Directors. From 1971 to 1987, Mr. Huth practiced accounting at KPMG Peat Marwick where he became a partner in 1981. Mr. Huth also serves on the board of directors of Stage Stores, Inc.

  Class I--Nominees for Terms Continuing until 2003

     STEVEN SIDEWATER has been one of our directors since August 1992. Mr. Sidewater is currently President of RP Management, a real estate holding and management company, a position he has held since June 1991. Mr. Sidewater served in various capacities at Charming Shoppes, Inc. for approximately 25 years, including President, Chief Operating Officer and Vice Chairman of the board of directors from 1988 through 1990.

     EUGENE P. LYNCH was one of the founders of The Clipper Group where he has been a Managing Director since 1993. Prior to joining The Clipper Group, Mr. Lynch was a Vice President of Credit Suisse First Boston, which he joined in 1983. Mr. Lynch also serves as a director of AVTEAM, Inc., Owosso Corp., TravelCenters of America, Inc. as well as several privately-held companies.

     MICHAEL W. RAYDEN has served as the President and Chief Executive Officer of Limited Too, Inc. since March 1996. Before joining Limited Too, Inc., he served as the President, Chief Executive Officer and

Chairman of the Board of Pacific Sunwear of California, Inc. from 1990 to 1996. Mr. Rayden also serves on the board of directors of Limited Too, Inc.

  Class II--Directors with Terms Continuing until 2001

     ROBERT B. CALHOUN, JR. has been one of our directors since July 1995. Mr. Calhoun is a founder and has been a Managing Director of Monitor Clipper Partners, Inc. since its formation in June 1997. Mr. Calhoun also founded The Clipper Group, L.P. in 1990 and has served as its President since such date. Prior to forming The Clipper Group, Mr. Calhoun was a Managing Director of Credit Suisse First Boston Corporation, which he had joined in 1965. Mr. Calhoun also serves as a director of Avondale Incorporated, Interstate Bakeries, Inc. and TravelCenters of America, Inc.

     GARY E. ERLBAUM has been our Secretary, Treasurer and one of our directors since August 1992. Since 1983, Mr. Erlbaum has been involved in real estate and other business ventures. Mr. Erlbaum is also a director and a member of the executive committee of DBT Online, Inc., an on-line provider of database services.

     CHARLES C. CONAWAY is President and Chief Operating Officer of CVS Corporation ("CVS"), and President and Chief Operating Officer of CVS Pharmacy, Inc. Prior to his current position, Mr. Conaway served as Executive Vice President and Chief Financial Officer of both CVS Corporation and Melville Corporation. Mr. Conaway also serves as a director of Linens 'n Things, Inc. and Streamline.com, Inc.

COMMITTEES AND MEETINGS

     Our Board of Directors has an Audit and a Compensation Committee. During fiscal year 1999, the Board of Directors held eight meetings and the Audit and Compensation Committees each held two meetings. Each director attended at least 75% of the meetings of our Board of Directors and of our Board committee or committees on which he served during 1999.

     The Audit Committee is responsible for recommending to our Board the firm to be employed by David's Bridal as our independent accountants and auditors, consulting with such firm as to the annual audit and the adequacy of internal controls, reviewing the accounting controls, practices and policies of David's Bridal and reviewing budgets, cash and debt management and financial matters generally. The Compensation Committee recommends to our Board the compensation of our chief executive officer, reviews and takes action on the chief executive officer's recommendations regarding the appropriate compensation of our other officers and key personnel, approves the granting of any bonuses to officers, reviews other compensation and personnel development matters generally and recommends to our Board the compensation of non-employee directors and for administering the Plan.

     The current members of the Audit Committee are Steven J. Sidewater and Eugene P. Lynch. The current members of the Compensation Committee are Steven H. Erlbaum, Steven J. Sidewater and Robert B. Calhoun, Jr.

DIRECTOR COMPENSATION ARRANGEMENTS

     David's Bridal has a director compensation plan under which directors, upon initial election to our Board, are granted options to purchase 20,000 shares of Common Stock. The plan provides for annual compensation to directors of either a stock option to purchase 5,000 shares of Common Stock or $15,000 cash, at the election of the director. Members of the Audit and Compensation Committees are paid $500 per meeting, $250 if attendance is by telephone. Directors are also reimbursed for out-of-pocket expenses incurred.

     During 1999, we granted each non-management director stock options to purchase 5,000 shares of our Common Stock as compensation for their services. In addition, effective upon the consummation of our initial public offering in May 1999, Steven H. Erlbaum became a consultant to us for a three year term. He is paid a consulting fee in each of the first two years of $425,000. In addition, he will receive a fee of $200,000 for the third year. Gary E. Erlbaum has assisted us, and will continue to assist us in bank financing, real estate matters and as a liaison with legal counsel. He has received aggregate cash compensation of $70,901 in fiscal 1999.

                             EXECUTIVE COMPENSATION

COMPENSATION

     The following table sets forth certain information with respect to compensation earned during fiscal year 1999 by our current chief executive officer, our former chief executive officer and our four other most highly compensated executive officers in the fiscal year 1999 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                          COMPENSATION
                                                       ANNUAL COMPENSATION(1)                AWARDS
                                               --------------------------------------    --------------
                                                                           OTHER           SECURITIES
                                                                          ANNUAL           UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR     SALARY      BONUS     COMPENSATION(2)       OPTIONS        COMPENSATION(3)
---------------------------            ----    --------    -------    ---------------    --------------    ---------------
Steven H. Erlbaum ..................   1999    $168,365         --              --           106,056            $ 693
  Former Chief Executive Officer(4)    1998    $425,000         --              --                --            $ 924

Robert D. Huth .....................   1999    $463,462         --              --           296,474            $ 949
  President and Chief Executive        1998    $400,000         --              --                --            $ 985
  Officer

Philip Youtie ......................   1999    $195,116    $38,659              --                --            $ 499
  Executive Vice President,            1998    $183,000    $38,659              --                --            $ 518
  Bridal Product Development/
  Sourcing

Robert Frost .......................   1999    $185,000    $46,898       $  81,541            25,000               --
  Senior Vice President, Real Estate   1998    $ 58,073         --              --                --               --

Edward S. Wozniak ..................   1999    $207,308    $50,700       $ 194,355             7,500               --
  Senior Vice President and            1998    $133,369         --              --            51,555               --
  Chief Financial Officer

Susan M. Zeitz .....................   1999    $189,749    $35,769              --            10,000               --
  Senior Vice President, Marketing     1998    $146,716         --              --            29,460               --

------------------
(1) In accordance with the rules of the Commission, the compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are generally available to all salaried employees of David's Bridal, and certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus disclosed in this table.

(2)  Represents reimbursement for relocation expenses.

(3) Represents amounts contributed by David's Bridal for the benefit of the executive officers under the David's Bridal 401(k) Plan.

(4) Mr. Erlbaum served as David's Bridal chief executive officer through May 26, 1999 and has served as a consultant since such date. Excludes consulting payments of $256,635 in 1999.

OPTION GRANTS

     The following table discloses options granted to the Named Executive Officers during the fiscal year ended January 1, 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       INDIVIDUAL GRANTS(3)
                                 -------------------------------------------------------------      POTENTIAL REALIZABLE
                                                PERCENT OF TOTAL                                  VALUE AT ASSUMED ANNUAL
                                  NUMBER OF       OPTIONS/SARS                                      RATES OF STOCK PRICE
                                 SECURITIES        GRANTED TO                                      APPRECIATE FOR OPTION
                                 UNDERLYING       EMPLOYEES IN      EXERCISE OR                             TERM
                                 OPTIONS/SARS     FISCAL YEAR        BASE PRICE     EXPIRATION    ------------------------
             NAME                  GRANTED          1999(1)         PER SHARE(2)       DATE           5%           10%
             ----                ------------   ----------------    ------------    ----------    ----------    ----------
Robert D. Huth................     296,474           29.6%             $13.00         5/19/09     $2,423,862    $6,142,542
Robert Frost..................      25,000            2.5%             $13.00         5/19/09     $  204,391    $  517,966
Edward S. Wozniak.............       7,500            0.7%             $13.00         5/19/09     $   61,317    $  155,390
Susan M. Zeitz................      10,000            1.0%             $13.00         5/19/09     $   81,756    $  207,187

------------------
(1) During fiscal year 1999, options to purchase 1,002,530 shares of Common Stock were granted to 149 employees.

(2) The exercise price of the options granted was equal to the fair market value of the underlying stock on the date of grant.

(3) All options become exercisable on the third anniversary of the date of grant with the exception of options granted to Mr. Huth to purchase 106,056 shares of Common Stock which are immediately exercisable.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth certain information regarding the number and value of stock options held at January 1, 2000 by the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                                                                   VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED          IN-THE-MONEY OPTIONS AT
                                      SHARES                    OPTIONS AT JANUARY 1, 2000          JANUARY 1, 2000(1)
                                     ACQUIRED       VALUE      ----------------------------    ----------------------------
              NAME                  ON EXERCISE    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
              ----                  -----------    --------    -----------    -------------    -----------    -------------
Robert D. Huth...................      97,947      $791,412      450,009         190,418       $ 2,155,244             --
Robert Frost.....................          --            --           --          25,000                --             --
Edward S. Wozniak................          --            --           --          59,055                --      $ 226,796
Susan M. Zeitz...................          --            --           --          39,460                --      $ 129,597

------------------
(1) Based on the closing price of Common Stock as reported on the Nasdaq National Market on December 31, 1999 ($11.188 per share), net of the option exercise price.

EMPLOYMENT AGREEMENTS

     We entered into an employment agreement with Philip Youtie on May 20, 1999, the principal terms of which are as follows:

     o Term: two years.

     o Base Salary: $200,000 in the first year, $210,000 in the second year.

     o Bonus: Eligible for an annual bonus in accordance with our bonus plan.

     o Severance: in the event of termination of Mr. Youtie by us without cause, we will continue to pay Mr. Youtie's salary for the lesser of 12 months or the remaining term of the employment agreement.

     Mr. Youtie has also agreed to non-competition and non-solicitation covenants as set forth in his employment agreement.

     We entered into an employment agreement with Robert D. Huth on May 20, 1999, the principal terms of which are as follows:

     o Term: three years.

     o Base Salary: $500,000 per year, subject to annual review by the Compensation Committee of our Board of directors

     o Bonus: eligible to participate in a bonus plan to be adopted by the Compensation Committee of our board of directors.

     o Severance: in the event of termination of Mr. Huth by us without cause, we will continue to pay Mr. Huth's salary over the 12 months following termination.

     Mr. Huth has also agreed to non-competition and non-solicitation covenants as set forth in his employment agreement.

     We entered into a consulting agreement with Steven H. Erlbaum on May 20, 1999, the principal terms of which are as follows:

     o Term: three years

     o Base Compensation: $425,000 in the first two years, $200,000 in the third year.

     o Bonus: eligible for a bonus based upon a comparison of actual to budgeted earnings for 1999.

     Mr. Erlbaum has also agreed to non-competition and non-solicitation covenants as set forth in his consulting agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

LOAN TO CHIEF EXECUTIVE OFFICER

     On June 7, 1999, David's Bridal made a loan in the principal amount of $450,000 (the "loan") to Robert D. Huth, our President and Chief Executive Officer. This loan was made in connection with his relocation and establishment of a permanent residence in the vicinity of our primary executive office. The loan is evidenced by a promissory note which includes the following terms:

     o interest at the rate of 8% per annum;

     o on each of June 6, 2000 and June 6, 2001, to the extent Mr. Huth remains employed by us as of such date, principal in the amount of $150,000, and all accrued interest as of such date, shall be forgiven;

     o on June 6, 2002, to the extent Mr. Huth remains employed by us as of such date, all remaining principal and interest shall be forgiven;

     o all principal and interest shall be forgiven in the event we terminate Mr. Huth without cause; and

     o Mr. Huth shall be required to pay us all principal and accrued interest which has not been forgiven, within thirty days following the date on which Mr. Huth is either terminated for cause or voluntarily resigns his employment.

INTEREST OF DIRECTOR IN STORE LEASE

     Steven J. Sidewater, a director of David's Bridal, and members of his family own a 12% limited partnership interest in a limited partnership that has leased a store located in Danvers, Massachusetts to David's Bridal. We paid $143,418 in rental payments to this partnership in fiscal 1999.

     THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH ON PAGE 10 SHALL NOT BE DEEMED INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT DAVID'S BRIDAL SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED FILED UNDER SUCH ACTS.

                      REPORT OF THE COMPENSATION COMMITTEE

     As members of the Compensation Committee, it is our duty to review the compensation paid to the Named Executive Officers, to recommend to our Board the annual base salary of David's Bridal Chief Executive Officer, to approve the annual base salaries of the other Named Executive Officers and of all other officers of David's Bridal and to approve all bonuses and other material compensation granted to such persons. In addition, we also constitute the committee (the "Committee") which administers the Plan, and thus are responsible for the granting of stock options, stock appreciation rights and restricted stock to officers and employees. These duties and the other responsibilities of the Compensation Committee are more fully described on page 4 of this Proxy Statement under the caption "Matters Concerning Directors -- Committees and Meetings." In fulfilling these duties and responsibilities, it is the Compensation Committee's goal to have a policy that will enable David's Bridal to attract, retain and reward senior officers who contribute to both its short-term and long-term success.

     The David's Bridal compensation policy for senior officers is to pay competitively and to be fair and equitable in the administration of pay. This is the same policy applicable to all employees of David's Bridal. David's Bridal seeks to balance the compensation paid to a particular individual with the compensation paid to other executives holding comparable positions both inside David's Bridal and at other similar companies.

     Robert Huth, our Chief Executive Officer, received a grant of options to purchase 296,474 shares of Common Stock in fiscal year 1999. Mr. Huth's grant was determined by the Compensation Committee and reflected the Compensation Committee's recognition of the key role played by Mr. Huth during fiscal year 1999, including our achievement of record financial results. Additionally, Mr. Huth and Steven Erlbaum, our Chief Executive Officer through May 26, 1999 each received a grant of options to purchase 25,000 shares of Common Stock in fiscal year 2000 for performance in 1999. The grants made to the other four Named Executive Officers were recommended by Mr. Huth based on the performance of these officers in fiscal 1999. As with respect to bonuses, the decisions of the Compensation Committee regarding salaries are subjective and not based on any list of specific criteria.

     The Compensation Committee also administers the Plan providing for grants of stock options, stock appreciation rights and restricted stock. The purpose of stock option grants is to provide an additional incentive to key employees to work to maximize shareholder value, and vesting periods may be utilized to encourage such employees to remain with David's Bridal. Stock option grants are entirely at the discretion of the Compensation Committee, including their timing, the recipients thereof and the number of shares underlying any particular grant.

     In summary, we believe that the combination of salary, bonus, stock options and awards and other compensation received by each of the Named Executive Officers for fiscal year 1999 was reasonable in view of their past and anticipated future contributions to David's Bridal.

     Payments during 1999 to David's Bridal executives as discussed above were made with regard to the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m) limits the deduction that may be claimed by a "public company" for compensation paid to certain individuals to $1 million except to the extent that any excess compensation is "performance-based compensation." It is the Compensation Committee's intention that as a general rule compensation should not be limited as to its deductibility under Section 162(m).

                             COMPENSATION COMMITTEE

                               Steven H. Erlbaum
                              Steven J. Sidewater
                               Robert B. Calhoun

April 3, 2000

                                PERFORMANCE GRAPH

     The following line graph compares the yearly change in the cumulative total shareholder return of our Common Stock for the past five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index (the "S&P 500") and the Standard & Poor's Smallcap Retail Specialty-Apparel Index (the "S&P Smallcap Retail Specialty Apparel Index"). The graph assumes that $100 was invested at May 21, 1999 (the date of the initial public trading of our Common Stock), the S&P 500 and the S&P Smallcap Retail Specialty-Apparel Index. Dividend reinvestment has been assumed. The S&P Smallcap Retail Specialty-Apparel Index is a capitalization-weighted index that measures the performance of the specialty apparel retail sector of Standard & Poor's Smallcap Index and includes companies such as Men's Wearhouse, Ann Taylor Stores and Gymboree Corp.

                                   [GRAPHIC]

              In the printed version of the document, a line graph
                appears which depicts the following plot points:

                                                     5/22/99    6/30/99    9/30/99    1/1/2000
                                                     -------    -------    -------    --------
David Bridal, Inc..................................  $100.00    $119.68    $ 57.19    $  86.06
S&P 500............................................  $100.00    $ 96.09    $ 89.79    $ 109.74
S&P Smallcap Retail Specialty-Apparel Index........  $100.00    $ 97.55    $ 90.23    $  91.65

        APPROVAL OF AMENDMENT TO STOCK OPTION AND RESTRICTED STOCK PLAN

     At the Annual Meeting, a proposal will be presented to the stockholders to approve the adoption of an amendment (the "Amendment") to increase the number of shares of our Common Stock reserved for issuance under the Plan from 2,450,000 to 2,900,000. On February 16, 2000, our Board of Directors adopted the Amendment, subject to stockholder approval at the Annual Meeting. The Amendment will not be effective unless or until stockholder approval is obtained.

VOTE REQUIRED FOR APPROVAL

     The proposal to amend the Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting for its approval. Abstentions may be specified on the proposal and will be considered present at the Annual Meeting, but will not be counted as affirmative votes. Abstentions, therefore, will have the practical effect of voting against the proposal because the affirmative vote of a majority of the shares present at the Annual Meeting is required to approve the proposal. Broker non-votes are considered not present at the Annual Meeting and, therefore, will not be voted or have any effect on the proposal.

     OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL.

DESCRIPTION OF THE PLAN

     The Plan was last approved by our stockholders in October 1995. Under the Plan, our designated employees, consultants and non-employee members of our board of directors may receive grants of incentive stock options, nonqualified stock options and restricted stock. The aggregate number of shares of our Common Stock that may be issued under the Plan is 2,450,000 shares. As of March 31, 2000, stock options to purchase 2,446,702 shares have been granted under the Plan.

     The maximum number of shares that may be subject to grants to any individual in a year is 150,000 shares. Employees may receive incentive stock options, nonqualified stock options and restricted stock under the Plan. Non-employee directors and consultants may receive nonqualified stock options and restricted stock. If options terminate or expire, or if restricted stock is forfeited, the shares attributable to such grants may again be subject to grants under the Plan. The Plan will terminate on September 30, 2005, unless sooner terminated pursuant to its terms.

     The Plan is currently administered by the Compensation Committee (the "Committee"). Grants and other actions by the Committee are subject to ratification by our Board of Directors.

     The Committee may select the employees to receive grants under our stock option plans, the amount of Common Stock to be optioned to each such employee and the terms of each grant. As of January 1, 2000, we employed approximately 394 individuals who were eligible to participate in the Plan. As of January 1, 2000, under the Plan, 198,475 shares of Common Stock had been obtained upon exercise of stock options and stock options exercisable for 2,148,227 shares of Common Stock were outstanding and held by all employees as a group.

     The option price of an option may be equal to, greater than or less than the fair market value of a share of Common Stock on the date of grant, provided that:

     o the option price of an incentive stock option may not be less than the fair market value of a share of Common Stock on the date of grant and

     o an incentive stock option that is granted to a person who owns more than 10% of our outstanding Common Stock or the outstanding Common Stock of a subsidiary must have an option price of not less than 110% of the fair market of the Common Stock on the date of grant.

     On January 1, 2000, the fair market value of our Common Stock was $11.1875 per share.

     The Committee determines the term of each option, which cannot exceed ten years from the date of grant. However, an incentive stock option granted to a 10% shareholder may not have a term longer than five years from the date of grant.

     Unless the committee determines otherwise, upon a change of control where David's Bridal is not the surviving corporation, outstanding options will be assumed by the surviving corporation and will continue to vest following the change of control. In other cases, unless the Committee determines otherwise, outstanding grants will automatically vest in full in the event of a change of control. Alternatively, in the event of a change of control, the Committee may require that grantees surrender their outstanding options in exchange for payment by us, in cash or Common Stock, of an amount equal to the amount by which the fair market value of the Common Stock exceeds the option price.

     A change of control will be deemed to occur if:

     o any person acquires securities representing more than 25% of the voting power of our then outstanding securities, or

     o shareholders approve an agreement providing for:

       o a merger or consolidation where David's Bridal shareholders immediately before the transaction will not hold, immediately after the transaction, more than 50% of the stock of the surviving corporation and where, immediately after the transaction, persons who were directors of David's Bridal immediately before the transaction do not constitute a majority of the board of the surviving corporation,

       o a sale of substantially all of the assets of David's Bridal,

       o a liquidation or dissolution of David's Bridal,

       o any person begins a tender offer for 25% or more of the Common Stock of David's Bridal or

       o directors are elected such that a majority of the directors have been members of our Board for less than two years, unless the election or nomination of the directors was approved by at least two-thirds of the directors then in office who were directors at the beginning of the period.

 GRANTS OF OPTIONS, APPRECIATION RIGHTS, RESTRICTED STOCK AND PERFORMANCE UNITS

     The following table summarizes the number of Stock Options that were granted in Fiscal 2000 to the following persons:

                                                             NUMBER OF
                    RECIPIENT                              OPTION SHARES
                    ---------                              -------------
     Steven H. Erlbaum....................................     25,000
     Robert D. Huth.......................................     25,000
     Executive Officers as a Group (2 persons)............     75,000

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has served as David's Bridal independent public accountants and auditors since 1992. It is management's expectation that Arthur Andersen LLP will continue in such capacity for the current year. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

     SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS -- 2001 ANNUAL MEETING

     Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible shareholder desires to have presented at the 2001 annual meeting of shareholders (which is expected to be held on or about May 15, 2001) concerning a proper subject for inclusion in the proxy statement and for consideration at the annual meeting, will be included in our proxy statement and related proxy card if it is received by David's Bridal no later than January 17, 2001. In addition, our Bylaws provide that any shareholder wishing to make a nomination for director must give David's Bridal notice no later than 90 days nor more than 120 days prior to the meeting. The notice must meet certain other requirements set forth in the Bylaws. Shareholders may request a copy of the Bylaws from the Secretary of David's Bridal, 44 W. Lancaster Ave., Ardmore, PA., 19003.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that directors and certain officers of David's Bridal, and persons who own more than ten percent of our Common Stock, file reports of ownership of Company securities and changes in ownership of Company securities with the Securities and Exchange Commission. Based on our review of Section 16(a) filings, David's Bridal believes that all filings required to be made during 1999 were made on a timely basis except as follows: Robert B. Calhoun, Jr., Clipper Capital Associates, L.P., Clipper/European Re, L.P., Clipper Merchant Partners, L.P., Clipper Capital Associates, Inc., Clipper Equity Partners I, L.P. Clipper/Merban, L.P., Gary Erlbaum, Michael C. Erlbaum, Steven H. Erlbaum, Robert D. Huth, Eugene P. Lynch, Fred A. Postelle, Steven J. Sidewater, Edward
S. Wozniak, Philip Youtie and Susan Zeitz did not file their initial reports of beneficial ownership on a timely basis. Each of Robert B. Calhoun, Jr., Clipper Capital Associates, L.P. Clipper/European Re, L.P., Clipper Merchant Partners, L.P., Clipper Capital Associates, Inc., Clipper Equity Partners I, L.P. Clipper/Merban, L.P., Gary Erlbaum, Michael C. Erlbaum, Steven H. Erlbaum, Robert D. Huth, Steven J. Sidewater and Philip Youtie filed two reports, each covering one transaction, after the applicable due date. Robert Frost, Thomas P. Johnson, Nancie Samet, Charles Conaway and Michael Rayden did not file their initial reports of beneficial ownership on a timely basis.

                                 OTHER MATTERS

     Our Board of Directors does not intend to bring any other matters before the Annual Meeting and has no reason to believe any other matters will be presented. If, however, other matters properly do come before the meeting, it is the intention of the persons named as proxy agents in the enclosed Proxy Card to vote upon such matters in accordance with their judgment.

                                          By Order of the Board of Directors,

                                          /s/ Gary E. Erlbaum
                                              ---------------
                                              Secretary

April 30, 2000

[   ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

1. Election of Directors    FOR all nominees below     [X] WITHHOLD AUTHORITY to vote     [X} *EXCEPTIONS [X}
                            (except as marked to the       for all nominees listed below
                            contrary below)

The nominees for the Board of Directors are: Charles C. Conaway, Eugene P. Lynch, Michael W. Rayden, Steven J. Sidewater

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)
*Exceptions
             -----------------------------------------------------------------------------------------------------------
2. To approve an amendment to our Stock Option and Restricted    3. To approve the appointment of Arthur Anderson LLP
   Stock Plan to increase the number of shares available for        as our independent accountants.
   grant thereunder from 2,450,000 shares to 2,900,000 shares.

   FOR [X]   AGAINST [X]   ABSTAIN [A]                              FOR [X]   AGAINST [X]   ABSTAIN [X]

4. In their discretion, to transact any other business that may properly come before the Annual Meeting.  Address Change and or Comments Mark Here [X]


                                                                                Please sign exactly as name appears hereon. Joint
                                                                                owners should each sign. When signing as attorney,
                                                                                executor, administrator, trustee or guardian,
                                                                                please give full title as such.

                                                                                Dated:                                     , 2000
                                                                                      -------------------------------------


                                                                                ----------------------------------------------------
                                                                                                   Signature


                                                                                ----------------------------------------------------
                                                                                                   Signature

                                                                                Votes MUST be indicated
  Sign, Date and Return the Proxy Card in the Enclosed Envelope.                (x) in Black or Blue ink.       [X]

                              DAVID'S BRIDAL, INC.

                            44 West Lancaster Avenue
                               Ardmore, PA 19003

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

                THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 2000

KNOW ALL MEN BY THESE PRESENTS that I (we), the undersigned stockholder(s) of David's Bridal, Inc., a Florida corporation (the "Company") do hereby nominate, constitute, and appoint Robert D. Huth or Edward S. Wozniak, or any one or more of them, proxies with full power of substitution for me and in my name, place and stead, to vote all if the Common Stock, par value $.01 per share, of the Company, standing in my name on its books on March 31, 2000 at the Annual Meeting of its Stockholders to be held on June 7, 2000 at the Adam's Mark Hotel, 4000 City Line Avenue, Philadelphia, PA 19131, at 10:00 a.m., local time, and at any and all postponement or adjournment thereof.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

(Continued, and please sign on reverse side)

                                              DAVID'S BRIDAL, INC.
                                              P.O. BOX 11441
                                              NEW YORK, NY 10203-0441